Exhibit 99.1

VALERA PHARMACEUTICALS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Valera Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Valera Pharmaceuticals, Inc. as of December 31, 2006 and 2005, and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valera Pharmaceuticals, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with United States generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the financial statements, in 2006 the Company adopted SFAS No. 123(R), Share-Based Payment.

/s/ Ernst & Young LLP

MetroPark, New Jersey

February 16, 2007

VALERA PHARMACEUTICALS, INC.

BALANCE SHEETS

(in thousands, except par value)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$14,069	$2,340
Accounts receivable, net of allowances of $257 and $385 at December 31, 2006 and 2005, respectively	2,661	4,488
Inventories, net	5,911	3,191
Prepaid and other current assets	877	726

Total current assets	23,518	10,745
Property, plant and equipment, net	7,849	4,194
Deferred offering costs	—	1,378
Intangible assets, net of accumulated amortization of $79 at December 31, 2006	446	—
Other non-current assets	152	215

Total assets	$31,965	$16,532

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,594	$1,421
Accrued liabilities	3,318	4,607
Note payable	—	1,525
Deferred revenue—current	—	329
Capital lease obligations—current	9	18

Total current liabilities	5,921	7,900
Capital lease obligations—long term	13	—
Deferred revenue—long term	300	300

Commitments and contingent liabilities

Series A 6% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 7,000 shares issued and outstanding; liquidation preference—$0 and $7,598 at December 31, 2006 and 2005, respectively	—	13,604
Series B 10% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 22,069 shares issued and outstanding; liquidation preference—$0 and $20,221 at December 31, 2006 and 2005, respectively	—	15,082
Series C 6% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 11,600 shares issued and outstanding; liquidation preference—$0 and $12,590 at December 31, 2006 and 2005, respectively	—	11,239
Shareholders’ equity (deficit):
Common stock, $0.001 par value; 30,000 shares authorized, 14,937 and 1,667 shares issued and outstanding at December 31, 2006 and 2005, respectively	15	2
Additional paid-in capital	79,316	8,696
Deferred stock-based compensation	—	(630)
Accumulated deficit	(53,600)	(39,661)

Total shareholders’ equity (deficit)	25,731	(31,593)

Total liabilities and shareholders’ equity (deficit)	$31,965	$16,532

The accompanying notes to the financial statements are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
Net product sales	$17,845	$26,798	$5,511
Licensing revenue	121	34	135

Total net revenue	17,966	26,832	5,646
Operating costs and expenses:
Cost of product sales	5,107	5,966	608
Research and development	7,574	5,930	6,376
Selling and marketing	12,139	10,754	5,025
General and administrative	8,154	5,500	5,897
Amortization of intangible assets	79	—	—

Total operating expenses	33,053	28,150	17,906

Loss from operations	(15,087)	(1,318)	(12,260)
Interest income	967	70	65
Interest expense	(26)	(21)	(71)

Loss before income taxes	(14,146)	(1,269)	(12,266)
(Benefit from) provision for income taxes	(207)	75	(243)

Net loss	(13,939)	(1,344)	(12,023)
Deemed dividend	—	—	(5,861)

Net loss attributable to common shareholders	$(13,939)	$(1,344)	$(17,884)

Basic and diluted net loss per share	$(1.03)	$(0.81)	$(10.73)

Basic and diluted weighted average number of shares outstanding	13,580	1,667	1,667

The accompanying notes to the financial statements are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2004, 2005 and 2006

(in thousands)

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Par Value
Balance at December 31, 2003	1,667	$2	$5,273		$(20,433)	$(15,158)
Deferred compensation related to stock options, net of cancellations			4,637	$(4,637)		—
Amortization of deferred stock-based compensation				3,104		3,104
Expense related to options granted to non-employees			51			51
Deemed dividend					(5,861)	(5,861)
Net loss					(12,023)	(12,023)

Balance at December 31, 2004	1,667	2	9,961	(1,533)	(38,317)	(29,887)
Exercise of stock options			1			1
Deferred compensation related to stock options, net of cancellations			(1,430)	1,430		—
Amortization of deferred stock based compensation				(527)		(527)
Expense related to options granted to non-employees			164			164
Net loss					(1,344)	(1,344)

Balance December 31, 2005	1,667	2	8,696	(630)	(39,661)	(31,593)
Issuance of common stock from initial public offering	3,863	4	30,201			30,205
Conversion of preferred stock into common stock	9,356	9	39,916			39,925
Exercise of stock options	51		157			157
Elimination of deferred compensation related to adoption of FAS 123(R)			(630)	630		—
Expense related to options granted to non-employees			8			8
Compensation expense related to employee stock options			968			968
Net loss					(13,939)	(13,939)

Balance at December 31, 2006	14,937	$15	$79,316	$—	$(53,600)	$25,731

The accompanying notes to the financial statements are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005	2004
Operating activities
Net loss	$(13,939)	$(1,344)	$(12,023)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	673	502	257
Amortization of deferred financing costs	68	11	—
Allowances for accounts receivable	840	294	91
Expense related to options granted to non-employees	8	164	51
Stock-based compensation	968	(527)	3,104
Change in assets and liabilities:
Accounts receivable	987	476	(5,006)
Other accounts receivable	—	—	574
Inventories	(2,720)	(1,826)	(1,365)
Restricted cash	—	100	(100)
Prepaid and other current assets	(151)	(584)	(50)
Security deposits	—	(46)	362
Accounts payable	1,173	(621)	856
Accrued liabilities	(1,289)	3,055	1,107
Deferred revenue	(329)	629	—

Net cash (used in) provided by operating activities	(13,711)	283	(12,142)

Investing activities
Capital expenditures	(4,221)	(2,992)	(1,610)
Purchase of product rights	(525)	—	—
Purchase of investment in Spepharm	(5)	—	—
Purchases of investments held-to-maturity	(6,000)	—	—
Proceeds from the sale of investments held-to-maturity	6,000	—	—

Net cash used in investing activities	(4,751)	(2,992)	(1,610)

Financing activities
Net proceeds from issuance of common stock	31,740	1	—
Payment of capital lease obligations	(24)	(17)	(31)
Proceeds from note payable	—	1,525	—
Payment of notes payable	(1,525)	—	—
Deferred offering costs	—	(1,378)	—
Deferred financing costs	—	(135)	—
Proceeds from officer loan	—	—	200
Repayment of officer loan	—	—	(200)
Net proceeds from issuance of convertible preferred stock	—	—	13,595

Net cash provided by (used in) financing activities	30,191	(4)	13,564

Net increase (decrease) in cash and cash equivalents	11,729	(2,713)	(188)
Cash and cash equivalents at beginning of period	2,340	5,053	5,241

Cash and cash equivalents at end of period	$14,069	$2,340	$5,053

Supplemental Disclosure of Cash Flow Information and Non-Cash Investing and Financing Activities
Cash paid for interest	$26	$20	$65
Cash paid for income taxes	$95	$11	—
Deemed dividends on preferred stock	—	—	$5,861
Conversion of preferred stock into common stock	$39,925	—	—
Acquisition of an asset through a capital lease	$28	—	—

The accompanying notes to the financial statements are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

Nature of Operations

Valera Pharmaceuticals, Inc. (“Valera” or the “Company”), is a specialty pharmaceutical company focused on the development, acquisition and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders, including products that utilize its Hydron implant proprietary technology. The Company’s headquarters and manufacturing operations are located in Cranbury, New Jersey. Valera was incorporated in the state of Delaware on May 30, 2000.

On February 7, 2006, the Company closed its initial public offering. The Company issued 3,862,500 shares at $9.00 per share resulting in net proceeds of $30.3 million after underwriter’s discounts and offering expenses. As a result of the initial public offering, all shares of the Company’s preferred stock converted into 9,355,714 shares of common stock. Thus, immediately following the offering the Company had 14,885,296 common shares outstanding. In February 2006, the Company paid in full its note payable to Merrill Lynch in the amount of $1.5 million.

In December 2006, we entered into a merger agreement with Indevus Pharmaceuticals pursuant to which Indevus will acquire us in a tax-free stock-for-stock merger transaction. Pursuant to the Merger Agreement, upon the closing of the merger, each outstanding share of our common stock (other than shares held by us or Indevus or any stockholders who properly exercise dissenters’ rights under Delaware law), will automatically be converted into the right to receive a number of shares of Indevus common stock equal to $7.75 divided by the volume weighted average of the closing prices of Indevus common stock during the 25 trading days ending on the fifth trading day prior to the date of our stockholders’ meeting to consider the merger, or the Indevus Common Stock Value. The exchange ratio is subject to a collar such that if the Indevus Common Stock Value falls outside of the collar the exchange ratio will become fixed. If the Indevus Common Stock Value is greater than $8.05, then the exchange ratio will be 0.9626, and if it is less than $6.59, then the exchange ratio will be 1.1766. Cash will be paid in lieu of fractional shares.

In addition, each share of the Company’s common stock will be converted into three contingent stock rights, or CSRs, relating to three of the Company’s product candidates. One CSR will be convertible into $1.00 of Indevus common stock upon FDA approval of Supprelin-LA, provided sufficient quantities of Supprelin-LA are then available, one CSR will be convertible into $1.00 of Indevus common stock upon FDA approval of the Company’s biodegradable ureteral stent and one CSR will be convertible into $1.50 of Indevus common stock upon FDA approval of the Company’s octreotide implant. The amount of Indevus common stock into which the CSRs will convert will be determined by a formula based on the average stock price of Indevus prior to achievement of the applicable milestones. The CSRs will convert into Indevus common stock only if the applicable milestones are achieved within three years of the closing of the merger in the case of Supprelin-LA and within five years of the closing of the merger in the case of the Company’s biodegradable ureteral stent and octreotide implant. If the merger is not completed for any reason, the Company might have to pay Indevus a termination fee of $5.0 million, or the Company might be required to reimburse Indevus for up to $3.0 million of expenses related to the merger, such as legal, accounting, financial advisory and printing fees.

Separately, the Company entered into a co-promotion agreement with Indevus pursuant to which Indevus’ sales force will co-promote Vantas in the United States. Under the terms of the agreement, the Company will be required to make royalty payments to Indevus of 13.5% on sales of Vantas up to a specified unit level, which will increase to 30% for sales above the specified level. Indevus will also receive royalties of 35% for sales of Vantas to specified specialty pharmacy accounts. The co-promotion began in January 2007.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Reverse Stock Split

On January 27, 2006, the Company effected a one-for-six reverse stock split. In connection with the reverse stock split, every outstanding six shares of the Company’s common stock were replaced with one share of the Company’s common stock. All references to common stock, common shares outstanding, average number of common shares outstanding and per share amounts in these consolidated financial statements and notes to consolidated financial statements prior to the effective date of the reverse stock split have been restated to reflect the one-for-six reverse stock split on a retroactive basis. Effective upon consummation of the initial public offering, the Company reduced the number of common shares authorized for issuance to 30,000,000 and the number of preferred shares authorized for issuance to 5,000,000.

Note 2. Basis of Presentation and Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the prior period’s financial information to conform to the December 31, 2006 presentation. Deferred financing costs and security deposits in the prior year presentation have been combined into the other non current assets category in the current presentation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash and cash equivalents. At December 31, 2006 and 2005, the Company had substantially all of its cash and cash equivalents deposited with two financial institutions.

Investments Held-to-Maturity

During fiscal 2006, the Company purchased investments in certain debt securities that were classified as investments held-to-maturity in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Investments held-to-maturity are recorded on the balance sheet at cost. Realized gains and losses on sales of investments are determined using the specific identification method. As of December 31, 2006, all investments in certain debt securities that were purchased during the year, matured and were sold. The total amount of investments purchased and sold during fiscal year 2006 was $6,000,000. No realized gains or loss were recognized on the transactions.

Allowances for Accounts Receivable

The Company maintains allowances for accounts receivable, which include an allowance for doubtful accounts related to the estimated losses that may result from the inability of its customers to make required payments. This allowance is determined based upon historical experience and any specific customer collection issues that have been identified. The Company began selling its first product on November 8, 2004 and has not experienced significant credit losses related to an individual customer or groups of customers in any particular industry or geographic area. Also included in the allowances for accounts receivable is an allowance for early payment discounts.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Inventory

The Company values its inventory at the lower of cost (determined by the first-in, first-out method) or market. The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on estimated forecasts of product demand and production requirements. The Company’s estimate of future product demand may prove to be inaccurate, in which case it may have understated or overstated the provision required for excess and obsolete inventory. In the future, if the Company’s inventory is determined to be overvalued, the Company would be required to recognize such costs in costs of product sales at the time of such determination. Likewise, if the inventory is determined to be undervalued, the Company may have recognized excess cost of product sales in previous periods and would be required to recognize such additional operating income at the time of sale.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Leasehold improvements and capitalized leases are recorded at the fair market value at the inception of the leases and are amortized over the shorter period of their estimated useful life or the lease ranging from five to ten years. Amortization of assets recorded under capital leases is included in depreciation and amortization expense.

Deferred Offering and Financing Costs

Costs incurred in relation to the Company’s initial public offering were deferred as of December 31, 2005 and were recognized and netted against gross proceeds raised in the offering that was completed in February 2006. Costs incurred in relation to the Company’s line of credit were deferred and are being amortized over the two-year term of the loan and are included in other non current assets.

Investment—Spepharm

On July 17, 2006, the Company entered into an Investment and Shareholders’ Agreement in which the Company received a 19.9% ownership interest in a newly created Dutch company called Spepharm Holding B.V. (“Spepharm”) for a nominal amount of approximately $5,000. Spepharm and its European specialty pharmaceutical group of companies are focusing on becoming one of the leading suppliers of specialty urology and endocrinology products to the European market place. In accordance with APB 18 “The Equity Method of Accounting for Investment in Common Stock” and FIN 35 “Criteria for Applying the Equity Method of Accounting for Investment in Common Stock” the Company has recorded the investment as a long term investment and is applying the cost method for the accounting of the investment. Under the cost method, the investment is recorded at its original cost. It continues to be carried and reported at cost until it is either partially or entirely disposed, or until some fundamental change in conditions makes it clear that the value originally assigned can no longer be justified. The investment is included in other non current assets.

Net Product Sales

Net product sales are presented net of estimated returns and price adjustments, prompt pay discounts, group purchasing fees and credit card fees.

Revenue Recognition

The Company’s revenue recognition policies are in accordance with Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”), and

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

SFAS No. 48, “Revenue Recognition When Right of Return Exists” (“SFAS 48”), which provides guidance on revenue recognition in financial statements, and is based on the interpretations and practices developed by the Securities and Exchange Commission. SFAS 48 and SAB 104 require that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognition for those transactions will be delayed and the Company’s revenue could be adversely affected.

Allowances have been recorded for any potential returns or adjustments in accordance with the Company’s policy. Returns are allowed for damaged or outdated goods. As of December 31, 2006, we had a reserve of approximately $143,000 for returns and adjustments, of which $143,000 related to sales made in 2006. As of December 31, 2006 and 2005, there was approximately $40,000 and $300,000 of retail value of Vantas, respectively, at distributors.

	Distributors	Physicians	Total
	(In thousands)
Balance at 12/31/2004	$28	$316	$344
Provision related to sales made in current period	20	2,175	2,195
Provision related to sales made in prior periods	—	—	—
Returns and adjustments	(29)	(2,171)	(2,200)

Balance at 12/31/2005	19	320	339
Provision related to sales made in current period	19	1,006	1,025
Provision related to sales made in prior periods	—	58	58
Returns and adjustments	(34)	(1,245)	(1,279)

Balance at 12/31/2006	$4	$139	$143

Customer Sales—Urologists

The Company’s revenue from product sales is recognized when there is persuasive evidence an arrangement exists, the price is fixed in accordance with the Company’s Customer Price List and/or approved exception pricing, or determinable from executed contracts, delivery to the customer has occurred and collectibility is reasonably assured. The Company uses contracts, purchase orders, sales orders directly taken by product specialists and sales order confirmations to determine the existence of an arrangement. Title to the product is taken upon delivery of the product, at which time risk of loss shifts to the customer. Billing does not take place until the day after shipment has occurred. The Company uses shipping documents and, the Company is provided with third party proof of delivery to verify delivery to its customers.

Customer Sales—Distributor Sales

With respect to sales to distributors, revenue is recognized upon shipment, as the title, risks and rewards of ownership of the products pass to the distributors and the selling price of the Company’s product is fixed and determinable at that point, as long as the Company believes the product will be sold by the distributor within one to three months from the shipment of the product by the Company to the distributor. If the Company believes the product will not be resold within three months, revenue will be deferred until the product is sold and the product held by the distributor will be classified as an asset on the Company’s financial statements until it is sold by the

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

distributor. As of December 31, 2006 and 2005, the Company deferred approximately $0 and $329,000 of revenue, respectively, and recorded $0 and $44,000 of inventory on consignment, respectively. The 2005 amounts related to product sold to distributors in the fourth quarter of 2005 that were not resold by distributors in accordance with the Company’s policy. Payment is due based upon the agreed terms of the contract. The distributor is responsible for selling and distributing the product to its customer base and the rights for return are restricted to the Company’s published return policy in effect for all customers.

Royalties

Licensing revenue from royalty arrangements are recorded on a cash basis due to the uncertainties regarding calculations, timing and collections. Royalty expense is recorded as the corresponding revenue is recognized. Royalty expense is included in cost of product sales in the statement of operations.

Shipping and Handling Costs

Shipping and handling costs incurred for inventory purchases and product shipments are included within cost of product sales in the statements of operations.

Research and Development

Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform research for the Company. Research and development expenditures are charged to operations as incurred. Our expenses related to clinical trials are based on actual and estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients or the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates accordingly on a prospective basis.

Advertising Costs

The Company charges advertising costs to selling and marketing expense as incurred. Advertising expense was approximately $1.2 million, $1.0 million and $1.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Intangible Assets

On March 31, 2006, the Company completed its acquisition of the product rights associated with the product known as Valstar (valrubicin) in the United States and Valtaxin in Canada. As of December 31, 2006, the Company has an intangible asset of approximately $446,000 associated with such product rights. The intangible asset was recorded at its original cost of $525,000, less accumulated amortization of approximately $79,000 as of December 31, 2006. Intangible assets are stated at cost, less accumulated amortization, and are amortized over their estimated useful lives using the straight-line method. The Company estimates that the useful life of the Valstar product rights is 5 years. The Company periodically reviews the original estimated useful lives of long-lived assets and their carrying amounts and makes adjustments when appropriate if there are any indications of impairment.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company adopted SFAS No. 123(R), “Shared-Based Payment” on January 1, 2006. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Under SFAS 123(R), the options the Company granted in prior years as a non-public company (prior to the initial filing of its Registration Statement in March 2005) that were valued using the minimum value method, were not expensed in 2006 and will not be expensed in future periods. Options granted as a non-public company and accounted for using the intrinsic value method (cheap stock), will continue to be expensed over the vesting period. The Company adopted the prospective transition method for these options. Options granted as a public company are expensed under the modified prospective method.

SFAS No. 123(R) does not change the accounting guidance for how the Company accounts for options issued to non employees. The Company accounts for options issued to non-employees under SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” As such, the value of such options is periodically re-measured and income or expense is recognized during their vesting terms.

Deferred Stock Compensation

At December 31, 2005, the Company had deferred stock compensation of approximately $630,000. In accordance with the adoption of FAS 123(R), all deferred compensation related to employee stock options has been eliminated. As of December 31, 2006, the deferred compensation balance was $0.

Income Taxes

The Company utilizes the asset and liability method specified by Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Long-lived Assets

The Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the fair value to the carrying value. There have been no indicators of impairment through December 31, 2006.

Concentration Risks

The financial instrument that potentially subjects the Company to concentration of credit risk is cash. The Company places its cash with high-credit quality financial institutions. Concentrations of credit risk, with respect to this financial instrument, exist to the extent of amounts presented in the financial statements.

In 2006, 2005 and 2004, the Company generated all of its product sales from Vantas. In addition, for the years ended December 31, 2006 2005 and 2004, one customer accounted for 6%, 6% and 9%, respectively, of the Company’s net unit sales and 5%, 0% and 11.6% of its outstanding receivables at December 31, 2006, 2005 and 2004, respectively.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company is dependent on single suppliers for certain raw materials, including histrelin, the active pharmaceutical ingredient in Vantas and Supprelin-LA, and valrubicin, the active pharmaceutical ingredient in Valstar. The Company does not have an agreement with the supplier of histrelin.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values.

Preferred Stock Dividends

The Company records deemed dividends when modifications to its preferred stock are required in accordance with EITF 98-5 and EITF 00-27. Such modifications occurred in 2004 resulting in deemed dividends of approximately $5.9 million. There were no modifications for the years ended December 31, 2006 and 2005, respectively.

Recent Accounting Pronouncements

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes” which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 requires an entity to recognize the benefit of tax positions only when it is more likely than not, based on the position’s technical merits, that the position would be sustained upon examination by the respective taxing authorities. The tax benefit is measured as the largest benefit that is more than fifty-percent likely of being realized upon final settlement with the respective taxing authorities. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 is not expected to have a material effect on the results of operations or financial position of the Company.

In September 2006, the FASB issued Statement of Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measurements but eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 3. Inventory

Inventories consist of the following:

	December 31,
	2006	2005
	(In thousands)
Raw Materials	$583	$463
Work in process	4,411	2,426
Finished goods	917	302

	$5,911	$3,191

The preceding amounts are net of inventory reserves of approximately $1.2 million at December 31, 2006 and 2005, respectively, for certain products that failed to meet the Company’s quality control specifications.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 4. Property, Plant and Equipment

Property, plant and equipment consists of the following:

		December 31,
	Useful Lives	2006	2005
	(In thousands)
Laboratory equipment	5 years	$1,942	$1,531
Furniture and fixtures	7 years	437	161
Office equipment	5 years	145	108
Computer equipment	3 years	483	417
Computer software	3 years	301	200
Construction in process		3,536	2,526
Leasehold improvements	1 - 10 years	2,973	625

		9,817	5,568
Less accumulated depreciation and amortization		(1,968)	(1,374)

Property, plant and equipment, net		$7,849	$4,194

Depreciation and amortization expense for property, plant and equipment was approximately $594,000, $502,000, and $257,000, for the years ended December 31, 2006, 2005 and 2004, respectively. There were fixed assets totaling approximately $95,000 and $68,000 at December 31, 2006 and 2005, respectively, subject to capital lease obligations with accumulated amortization of approximately $71,000 and $54,000 as of December 31, 2006 and 2005, respectively.

Note 5. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2006	2005
	(In thousands)
Accrued compensation, bonus and benefits	$587	$587
Accrued clinical fees	532	312
Accrued financial advisory fees	500	—
Accrued other	435	236
Accrued legal fees	358	769
Accrued royalties	238	396
Accrued commissions	231	451
Accrued auditing fees	182	251
Accrual for sales returns and adjustments	143	339
Accrued marketing expenses	108	316
Accrued income taxes	4	75
Accrued distributor chargebacks	—	621
Accrued printing fees	—	254

	$3,318	$4,607

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 6. Capital Lease Obligations

The minimum future lease payments related to capital leases at December 31, 2006 are as follows (in thousands):

2007	$10
2008	10
2009	3

Total minimum lease payments	23
Less amount representing interest payments	1

Present value of minimum lease payments	$22

Note 7. Credit Line Agreement

In October 2005, the Company entered into a two-year, $7,500,000 line of credit with Merrill Lynch Capital. Under the line of credit, the amount the Company may borrow at any given time is dependent upon its accounts receivable balance and related aging of such accounts. In June 2006, the line of credit was amended for interest, covenant and operational terms. Borrowings under the amended line of credit bear an initial interest rate at the sum of the one-month LIBOR rate plus 3.25% (8.58% at December 31, 2006). The Company is subject to certain covenants under the credit agreement. In connection with the credit agreement, the Company pledged all of its assets, with the exception of intellectual property, to Merrill Lynch. As of December 31, 2006 and 2005, the Company had $0 and approximately $1.5 million outstanding under the line of credit. The interest rate on the outstanding balance was 8.14% at December 31, 2005. In February 2006, the Company used a portion of the net proceeds from its initial public offering to repay amounts outstanding under the line of credit.

Note 8. Commitments

The Company leases its facilities and certain equipment under non-cancellable operating lease agreements. The minimum future lease payments under these leases are as follows (in thousands):

Year ending December 31:
2007	$1,319
2008	1,319
2009	1,315
2010	1,399
2011	1,484
Thereafter	4,822

$11,658

Total rent expense was approximately $1.6 million, $1.4 million, and $0.7 million, for the years ended December 31, 2006, 2005 and 2004, respectively. The Company’s building lease expires March 31, 2015, and the equipment lease expires February 2009. The Company’s building lease includes escalation clauses that go into effect in 2009 and 2010, which will result in greater rent payments from 2009 to 2015. The Company records rent expense on a straight-line basis over the term of the lease. The Company has two 5-year renewal options under its building lease.

The Company is a party to certain agreements that require the Company to pay royalties to third parties based on certain net product sales. For the years ended December 31, 2006, 2005 and 2004, the Company incurred royalty expense of approximately $0.9 million, $1.3 million and $0.3 million, respectively. Future royalties are dependent on future sales levels.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Purchase Commitments

On May 17, 2006, the Company entered into a supply agreement with Plantex USA Inc. whereby Plantex would supply the Company with the active pharmaceutical ingredient (“API”) N-Trifluroacetyl-adriamycin-14 valerate, otherwise known as Valrubicin, in connection with the Company’s anticipated launch of the product Valstar for the treatment of bladder cancer. Under the agreement, the Company will only source API from Plantex in connection with the development, manufacture or sale of, and securing regulatory approval for, Valstar in the United States, its territories and possessions, and Canada (the “Territory”). Plantex will manufacture and supply all of the Company’s requirements for API for commercial sale of Valstar in the Territory. Under the terms of the agreement, beginning in the calendar year following the year in which the Company receives regulatory approval to re-launch Valstar in the United States, the Company will be required to purchase a minimum of $1.0 million of Valrubicin each calendar year until the agreement expires. The agreement will expire ten years after the date of the first commercial sale of Valstar.

Note 9. Capitalization

Reverse Stock Split

On January 27, 2006, the Company effected a one-for-six reverse stock split. In connection with the reverse stock split, every outstanding six shares of the Company’s common stock were replaced with one share of the Company’s common stock. All references to common stock, common shares outstanding, average number of common shares outstanding and per share amounts in these financial statements and notes to financial statements prior to the effective date of the reverse stock split have been restated to reflect the one-for-six reverse stock split on a retroactive basis. Effective upon consummation of the initial public offering, the Company reduced the number of common shares authorized for issuance to 30,000,000.

Common Stock

The Company had 14,936,641 and 1,667,082 shares of common stock outstanding at December 31, 2006 and 2005, respectively. The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.001 per share. Each holder of common stock is entitled to one vote of each share of common stock held of record on all matters on which stockholders generally are entitled to vote.

In February 2006, the Company closed its initial public offering in which it issued 3,862,500 shares of its common stock at $9.00 per share. In conjunction with this offering all of the Company’s preferred stock converted into 9,355,714 shares of common stock. As a result, the Company had 14,885,296 shares of common stock outstanding after the closing its initial public offering. During the twelve months ended December 31, 2006, 51,345 shares of common stock were issued as a result of stock option exercises.

Holders of shares of the Company’s common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. The holders of the Company’s common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore subject to the rights of any class of stock having a preference as to dividends. Under the Company’s credit agreement with Merrill Lynch Capital, the Company agreed to not declare or pay any cash dividends.

In the event of a liquidation, dissolution or winding up of us, the holders of the Company’s common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of common stock have no conversion, preemptive or other subscription rights, and there are no

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

redemption provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be affected by, the rights of the holders of any shares of preferred stock that we may designate and issue in the future.

Convertible Preferred Stock

All of the Company’s outstanding preferred stock was converted into common stock in conjunction with the initial public offering. In February 2006, the Company filed an amended and restated Certificate of Incorporation that removed the designations, rights and preferences of the convertible preferred stock. Effective upon consummation of the initial public offering, the Company reduced the number of preferred shares authorized for issuance to 5,000,000.

Note 10. Stock-Based Compensation

In September 2002, the Company adopted the Valera Pharmaceuticals Equity Incentive Plan, which provides for the granting of nonqualified and incentive stock options, as defined by the Internal Revenue Code, to key employees of the Company at prices not less than the fair market value at the date of grant for incentive stock options granted. The option price for each share of common stock for non-qualified options is determined by the board of directors and may be more or less than the fair market value of a share of common stock. The options granted by the Company generally have a life of ten years and vest over a period as determined by the board of directors, which is typically four years.

The Company adopted SFAS No. 123(R), “Shared-Based Payment” on January 1, 2006. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Under SFAS 123(R), the options the Company granted in prior years as a non-public company (prior to the initial filing of its Registration Statement in March 2005) that were valued using the minimum value method, were not expensed in 2006 or will not be expensed in future periods. Options granted as a non-public company and accounted for using the intrinsic value method (cheap stock), will continue to be expensed over the vesting period. The Company adopted the prospective transition method for these options. Options granted as a public company are expensed under the modified prospective method.

SFAS No. 123(R) does not change the accounting guidance for how the Company accounts for options issued to non employees. The Company accounts for options issued to non-employees under SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” As such, the value of such options is periodically re-measured and income or expense is recognized during their vesting terms.

Under the modified-prospective-transition method, under SFAS No. 123(R), the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding as of the beginning of the period of adoption. The Company measured stock-based compensation using the Black Scholes option pricing model.

The following ranges of assumptions were used to compute employee stock-based compensation:

Risk- free interest rate	3.90% - 5.01%
Expected volatility	61.1% - 66.15%
Expected dividend yield	0.0%
Expected life (in years)	6.25
Forfeiture rate	0% - 13%
Weighted average fair value at date of grant	$6.10

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Expected volatility is based upon an appropriate peer group within the Company’s industry sector. The expected life of the awards represents the period of time that options granted are expected to be outstanding.

At December 31, 2006, the Company changed its estimated employee forfeiture rate from 4% to 13% as a result of greater than expected actual stock option forfeitures during 2006. The Company used the most up-to-date historical information to estimate forfeitures in the valuation model. As a result of the change in the forfeiture rate, the Company recorded approximately $72,000 of income and decreased the loss per share, basic and diluted by $0.01 as a result of the revised cumulative stock based compensation adjustment.

The risk-free rate for periods within the expected life of the option is based on implied yields on U.S. Government Issues in effect at the time of grant. Compensation cost is recognized using a straight-line method over the vesting or service period and net of estimated forfeitures.

The following table presents all employee stock based compensation costs recognized in the Company’s statements of operations:

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Employee Stock-Based Compensation under Intrinsic Value Method	$192	$(527)	$3,104
Employee Stock-Based Compensation under Fair Value Method	776	—	—

Total Employee Stock-Based Compensation	$968	$(527)	$3,104

In 2005, as a result of the Company’s marked to market of previous re-priced options, the Company had to reverse previous recorded stock-based compensation.

The incremental employee stock-based compensation recognized in connection with the adoption of SFAS 123(R) increased the pre-tax and after-tax loss for the year ended December 31, 2006, by approximately $776,000, and increased the loss per share, basic and diluted by $(0.06).

The following table illustrates the pro-forma effect on net income per share if the Company recorded compensation expense based on the fair value method for all employee stock-based compensation awards:

	Year Ended December 31,
	2005	2004
	(in thousands)
Net loss attributable to common stock holders—as reported	$(1,344)	$(17,884)
Add: non-cash employee compensation as reported	(527)	3,104
Deduct: total employee stock-based compensation expense determined under fair value based method for all awards	(750)	(302)

Net income to common stockholders—pro-forma	$(2,621)	$(15,082)

Basic and diluted net loss per share—as reported	$(0.81)	$(10.73)
Basic and diluted net loss per share—pro-forma	$(1.57)	$(9.05)

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The fair value of the options was estimated at the date of grant using the minimum value pricing model with the following assumptions:

	Year Ended December 31,
	2005		2004
	Public	Non- Public
Risk-free interest rate	4.27%	3.90%	4.24%
Dividend yield	0%	0%	0%
Volatility	61%	0%	0%
Expected lives (in years)	6.3	4.0	4.0

The following table summarizes option activity for the Company’s common stock for the years ended December 31, 2004, 2005, and 2006.

	Common Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Contractual Life
			(in thousands)
Outstanding at December 31, 2003	772,193	$3.00
Granted	353,832	$3.00
Exercised	—
Forfeited	(6,600)	$3.00

Outstanding at December 31, 2004	1,119,425	$3.00
Granted	193,594	$11.55
Exercised	(417)	$3.00
Forfeited	(46,753)	$4.45

Outstanding at December 31, 2005	1,265,849	$4.25
Granted	390,200	$8.74
Exercised	(51,345)	$3.05
Forfeited	(106,541)	$6.73

Outstanding at December 31, 2006	1,498,163	$5.29	$607	7.6

Exercisable at December 31, 2006	791,730	$3.51	$279	6.9

The total intrinsic value of the options exercised during the year ended December 31, 2006 was $125,131. The Company received approximately $157,000 of cash from stock option exercises during the year ended December 31, 2006. As of December 31, 2006, there was approximately $2.4 million of total employee unrecognized compensation cost related to non-vested stock-based compensation awards granted under the Plan. That cost is expected to be recognized over a weighted average period of three years.

For the years ended December 31, 2004, 2005 and 2006 the Company granted a total of 5,000, 10,833 and 0 options, respectively, to certain consultants. The Company has accounted for non-employee options in accordance with EITF 96-18 and, accordingly, recorded non-cash expense of approximately $51,000, 164,000 and $8,000 for the years ended December 31, 2004, 2005 and 2006 respectively.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

During the twelve month period ended December 31, 2006, the Company granted stock options with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value per Share	Weighted Average Intrinsic Value per Share
March 31, 2006	220,600	$9.08	$5.57	—
June 30, 2006	122,100	$8.96	$5.87	—
September 30, 2006	7,500	$7.36	$4.79	—
December 31, 2006	40,000	$6.45	$4.71	—

Total	390,200	$8.74	$5.56	—

During the twelve month period ended December 31, 2005, the Company granted stock options with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value per Share	Weighted Average Intrinsic Value per Share
March 31, 2005	14,499	$6.00	$16.20	$10.20
June 30, 2005	143,594	$12.00	$12.00	—
September 30, 2005	4,334	$12.00	$12.00	—
December 31, 2005	31,167	$12.00	$12.00	—

Total	193,594	$11.55	$12.31	—

During the twelve month period ended December 31, 2004, the Company granted stock options with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value per Share	Weighted Average Intrinsic Value per Share
March 31, 2004	—	—	—	—
June 30, 2004	833	$3.00	$4.80	$1.80
September 30, 2004	329,666	$3.00	$5.40	$2.40
December 31, 2004	23,333	$3.00	$16.20	$13.20

Total	353,832	$3.00	$6.11	—

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2006:

	Outstanding			Exercisable
Range of Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$3.00	981,331	6.8 years	$3.00	745,393	$3.00
$5.96-$ 8.85	166,666	9.4 years	$8.05	2,294	$6.00
$9.00-$12.00	350,166	8.9 years	$10.38	44,043	$12.00

$3.00-$12.00	1,498,163	7.6 years	$5.29	791,730	$3.51

The following table summarizes information about stock options exercisable:

	December 31,
	2006	2005	2004
Exercisable Stock Options	791,730	605,032	334,164
Weighted Average Exercise Price	$3.51	$3.11	$3.00

As of December 31, 2006, the Company had a total of 1,833,333 shares of its common stock for issuance pursuant to its Equity Plan. This included 1,498,163 of stock options outstanding, 51,762 of previously exercised stock options and 283,408 of stock options available for grant.

Note 11. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and the amount used for income tax purposes. The Company’s deferred tax assets relate primarily to net operating loss carryforwards, research and development tax credits, and non-cash stock-based compensation. At December 31, 2006 and 2005, a valuation allowance was recorded to fully offset the net deferred tax asset. The change in the valuation allowance for the years ended December 31, 2006 and 2005 was approximately $3.9 million and $4.9 million, respectively. Significant components of the Company’s deferred tax assets were as follows:

	December 31,
	2006	2005
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$12,593	$7,770
Research and development credits	1,604	1,423
Stock-based compensation	—	904
Amortization of stock-based compensation	192	126
Non-employee stock compensation	90	87
Other	811	1,049

Total gross deferred tax assets	15,290	11,359
Deferred tax liabilities:
Depreciation and amortization	197	134

Total gross deferred tax liabilities	197	134
Valuation allowance for deferred tax assets	(15,093)	(11,225)

Net deferred tax assets	$—	$—

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $32.5 million. The net operating loss carryforwards will expire at various dates beginning in 2022, if not utilized. The Company had research and development tax credit carry forwards at December 31, 2006, of approximately $1.6 million, which will begin to expire in 2022. If an ownership change, as defined under Internal Revenue Code Section 382, occurs the use of these carry forwards may be subject to limitation.

(Benefit from) provision for income tax consists of:

	For the Year December 31,
	2006	2005	2004
	(in thousands)
Federal	$—	$20	$—
State	(207)	55	(243)

Total	$(207)	$75	$(243)

In 2006, the New Jersey Economic Development Authority approved the Company’s application to sell New Jersey State income tax benefits under the New Jersey Technology Tax Transfer Program (the “Program”). During the fourth quarter of 2006, the Company recognized approximately $193,000 from the sale of the State of New Jersey income tax benefits. The Program requires that the Company maintain certain employment levels in New Jersey and that the proceeds from the sale of the tax benefits be spent in New Jersey. The Company participated in this program in 2004 as well. During the fourth quarter of 2004, the Company recognized $243,000 from the sale of State of New Jersey income tax benefits.

The Company has incurred net operating losses since inception. However, in 2005 the Company generated taxable income as a result of certain temporary and permanent differences between book income and taxable income. As a result, the Company recorded an alternative minimum tax provision of $20,000 for federal purposes and $55,000 for state purposes.

A reconciliation of the statutory tax rates and the effective tax rates for the periods ended:

	December 31,
	2006	2005	2004
Statutory rate	(34)%	(34)%	(34)%
State and local income taxes (net of federal tax benefit)	(1)	(3)	(6)
Research and development tax credits	(1)	(11)	(2)
Alternative minimum tax	—	2	—
Other permanent items	3	6	—
Other	4	—	—
Change in valuation allowance	28	46	42

	(1)%	6%	0%

Note 12. Net Loss Per Share

The Company computes its basic net loss per share by dividing net loss by the weighted-average number of shares of common stock outstanding. Diluted net loss per share of common stock (“Diluted EPS”) is computed by dividing net loss by the weighted-average number of shares of common stock and dilutive common equivalent shares then outstanding as long as such impact would not be anti-dilutive. All of the common stock equivalent shares for the years ended December 31, 2006, 2005 and 2004 have been excluded from the computation of diluted net loss per share as their effect would be anti-dilutive.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31,
	2006		2005		2004
	Net loss (Numerator)	Shares (Denominator)	Net loss (Numerator)	Shares (Denominator)	Net loss (Numerator)	Shares (Denominator)
Basic net loss	$13,939	13,580	$(1,344)	1,667	$(12,023)	1,667
Deemed dividend	—	—	—	—	(5,861)	—

Basic net loss per share factors	$13,939	13,580	$(1,344)	1,667	$(17,884)	1,667
Effect of preferred stock conversion	—	—	—	—	—	—
Effect of dilutive stock options	—	—	—	—	—	—

Diluted net loss per share factors	$13,939	13,580	$(1,344)	1,667	$(17,884)	1,667

Basic and diluted net loss per share	$(1.03)		$(0.81)		$(10.73)

Note 13. Related Party Transactions

In June 2004, David S. Tierney, the Company’s President and CEO, loaned the Company $200,000 at prime plus 1% above the UBS Margin Interest Rate. The loan was repaid in November 2004. Interest in the amount of $2,000 is included in interest expense for 2004.

In August 2004, in connection with the sale of the Company’s Series C Convertible Preferred Stock, the Company paid Sanders Morris Harris, Inc. a fee of $280,000 for its services as placement agent. James C. Gale, the Chairman of the Company’s board of directors, is a managing director of Sanders Morris Harris, Inc.

Sanders Morris Harris, Inc. and its affiliates own approximately 40% of the outstanding equity of BioPro Pharmaceutical, Inc. and over 90% of the outstanding equity of Alpex Pharma S.A., two companies with which the Company has agreements to distribute, develop and market its Vantas product. The Company received payments of approximately $100,000 and $300,000 during the years ended December 31, 2006 and 2005, respectively from BioPro. The Company made payments of approximately $145,000 and $400,000 during the years ended December 31, 2006 and 2005, respectively to Alpex.

On July 17, 2006, the Company entered into the Shareholders’ Agreement pursuant to which the Company received a 19.9% ownership in a newly created Dutch company called Spepharm Holding B.V. In accordance with the Shareholders’ Agreement, David S. Tierney, M.D., Valera’s President and Chief Executive Officer and Mr. James Gale, the Company’s chairman of the board of directors, were appointed as members of Spepharm’s initial supervisory board. Additional investors in Spepharm include Life Sciences Opportunities Fund (Institutional) II, L.P and Life Sciences Opportunities Fund II, L.P. Both funds are funds managed by, and affiliates of, SMH, whose affiliates own approximately 37% of the outstanding common stock of the Company. Mr. Gale is a Managing Director of SMH and the investment manager of such funds that hold shares of Valera and has sole voting and dispositive power over such shares. SMH, along with a third party unaffiliated with the Company, have committed EUR 20,000,000 to the Spepharm venture.

On September 27, 2006, we entered into a License and Distribution Agreement with Spepharm Holding B.V. (“Spepharm”). Under the terms of the agreement, we will give Spepharm the exclusive licensing and

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

distributing rights to our products under the trademark Vantas® and Supprelin-LA in the European Union as well as Norway and Switzerland for a period of ten years, unless sooner terminated as provided by the agreement. Spepharm will pay us for our supply and Spepharm’s distribution of the products under the agreement an aggregate amount equal to forty percent (40%) of Net Sales (“the Royalty Amount”) as defined by the agreement based on an established transfer price. In addition, following the end of each quarter, Spepharm will pay us an amount equal to the difference between (a) the aggregate Royalty Amount for such calendar quarter minus (b) the aggregate transfer prices paid by Spepharm during such calendar quarter.

Note 14. Defined Contribution Plan

The Company sponsors a 401(k) plan for eligible employees. The Company’s contributions to the plan are discretionary and are 50% of the employee’s contribution, not to exceed 5% of total compensation. Under the plan, each employee is fully vested in his or her deferred salary contributions. The Company’s contributions vest over a three year period. The total Company 401(k) contributions amounted to approximately $239,000, $164,000 and $55,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 15. Acquisition of Product

On March 31, 2006, the Company completed its acquisition of the product rights associated with the product known as Valstar (valrubicin) in the United States and Valtaxin in Canada. As of December 31, 2006, the Company has an intangible asset of approximately $446,000 associated with such product rights. The intangible asset was recorded at its original cost of $525,000, less accumulated amortization of approximately $79,000 as of December 31, 2006. Intangible assets are stated at cost, less accumulated amortization, and are amortized over their estimated useful lives using the straight-line method. The Company estimates that the useful life of the Valstar product rights is five years. The Company periodically reviews the original estimated useful lives of long-lived assets and makes adjustments when appropriate.

Note 16. Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2006
Total net revenue	$5,532	$6,220	$3,013	$3,201
Cost of product sales	1,461	1,653	883	1,110
Total operating expenses	7,818	9,246	8,002	7,987
(Loss) from operations	(2,286)	(3,026)	(4,989)	(4,786)
Provision for (benefit) from income taxes	10	10	(36)	(191)
Net (loss) attributable to common shareholders	(2,112)	(2,742)	(4,684)	(4,401)
Basic net (loss) attributable to common shareholders per common share	$(0.22)	$(0.18)	$(0.31)	$(0.29)
Diluted net (loss) attributable to common shareholders per common share	$(0.22)	$(0.18)	$(0.31)	$(0.29)

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
2005
Total net revenue	$7,695	$10,286	$3,678	$5,173
Cost of product sales	1,023	2,951	809	1,183
Total operating expenses	5,972	8,777	6,805	6,596
Income (loss) from operations	1,723	1,509	(3,127)	(1,423)
Provision (benefit) for income taxes	160	140	(300)	75
Net income (loss) attributable to common shareholders	1,577	1,382	(2,808)	(1,495)
Basic net income (loss) attributable to common shareholders per common share	$0.95	$0.83	$(1.68)	$(0.90)
Diluted net income (loss) attributable to common shareholders per common share	$0.14	$0.12	$(1.68)	$(0.90)

VALERA PHARMACEUTICALS, INC.

VALUATION AND QUALIFYING ACCOUNTS SCHEDULE

Schedule II

(in thousands)

	Balance at Beginning of Period	Charged to Cost and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
For the year ended December 31, 2006:
Allowance for Sales Returns and Adjustments	$339	$1,083		$1,279	$143
For the year ended December 31, 2005:
Allowance for Sales Returns and Adjustments	$344	$2,195	—	$2,200	$339
For the year ended December 31, 2004:
Allowance for Sales Returns and Adjustments		398	—	54	344
For the year ended December 31, 2006:
Allowance for Doubtful Accounts and Cash Discounts	$385	$840	—	$968	$257
For the year ended December 31, 2005:
Allowance for Doubtful Accounts and Cash Discounts	$91	$557	—	$263	$385
For the year ended December 31, 2004:
Allowance for Doubtful Accounts and Cash Discounts	—	91	—	—	91
For the year ended December 31, 2006:
Tax Valuation Allowance	$11,225	3,868			15,093
For the year ended December 31, 2005:
Tax Valuation Allowance	$10,646	$579	—	—	$11,225
For the year ended December 31, 2004:
Tax Valuation Allowance	5,733	4,913	—	—	10,646
For the year ended December 31, 2006:
Inventory Valuation Reserve	$1,198	140		160	1,178
For the year ended December 31, 2005:
Inventory Valuation Reserve	$91	$1,083	$138	$114	$1,198
For the year ended December 31, 2004:
Inventory Valuation Reserve	—	91	—	—	91